Exhibit 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        This First Amendment to the Employment Agreement between Howard Edelstein (“Employee”) and NYFIX, Inc. (the “Company”) is made and entered into as of October 2, 2007.

W I T N E S S E T H :

        WHEREAS, Employee and the Company have heretofore entered into an employment agreement dated as of September 4, 2006 (the “Employment Agreement”); and

        WHEREAS, Employee and the Company desire to revise the Employment Agreement in two respects, as set forth below;

        NOW, THEREFORE, Employee and the Company hereby agree that the Employment Agreement shall be and is hereby amended as follows:

        1.      Subsection (i) of the definition of “Change in Control” set forth in Section 1(g) of the Employment Agreement shall be and is hereby amended to read in its entirety as follows: “the acquisition by any person, directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of shares of Common Stock representing 35% or more of the total shares of Common Stock then outstanding, provided that such percentage shall be 50% in the case of an acquisition by Warburg Investors”.

        2.      Section 5 of the Employment Agreement shall be and is hereby amended by deleting the reference in its concluding sentence to “life insurance coverage at up to 3 times Base Salary (subject to insurability at commercially reasonable rates)” and replacing it with the following: “a term life insurance policy in the amount of $7,500,000.00, owned by Employee and fully portable in the event of termination of employment for any reason. Barring delays not reasonably within the Company’s control such as the scheduling of doctor’s appointments and the like, the Company shall obtain the term life insurance policy by no later than December 1, 2007. If the Company fails to do so (other than due to delays not reasonably within the Company’s control such as the scheduling of doctor’s appointments and the like), in the event of a termination of employment by reason of Employee’s death, and notwithstanding anything in Section 8(b) to the contrary, the options that would have vested pursuant to the two Non-Qualified Stock Option Agreements (Time Vesting) dated as of September 27, 2007 between Employee and the Company during the nine-month period following such termination shall become immediately vested upon such termination and the Employee shall be eligible for an additional nine months of vesting under the Non-Qualified Stock Option Agreement (Performance Vesting) dated as of September 27, 2007 in the manner provided for in such Agreement.”

        IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement as of the date first above written.

NYFIX, INC.

By: /s/ Scott A. Bloom
Name: Scott A. Bloom
Title: Executive Vice President, Corporate Development

HOWARD EDELSTEIN

/s/ P. Howard Edelstein

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